Exhibit 99.1

CORPORATE PARTICIPANTS

David Butters Gulfmark Offshore Inc—Chairman

Quintin Kneen Gulfmark Offshore Inc—CFO

Bruce Streeter Gulfmark Offshore Inc—CEO, President

David Rosenwasser Gulfmark Offshore Inc—COO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Global Hunter Securities—Analyst

James West Barclays Capital—Analyst

Joe Gibney Capital One—Analyst

Greg Lewis Credit Suisse—Analyst

Todd Scholl Clarkson Capital Markets—Analyst

Trey Stolz IBERIA Capital Partners—Analyst

Bill Dezellem Tieton Capital Management—Analyst

Matt Beeby Williams Financial—Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore third quarter 2012 earnings conference call. My name is Mike and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; Quintin Kneen, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Please note, this event is being recorded.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and that the projected outcomes can or will be achieved. Thank you.

I would now like to turn the call over to Mr. David Butters. Mr. Butters, the floor is yours, sir.

David Butters—Gulfmark Offshore Inc—Chairman

Thank you very much, Michael. And welcome, everyone, to GulfMark Offshore’ s third quarter earnings conference call. Our format will continue with the precedent of having Quintin Kneen cover the financial performance of the Company during the last three months. Following that, both Bruce Streeter, our Chief Executive Officer, and David Rosenwasser, our Chief Operating Officer, will cover various elements of operations and markets. Then after that, we will just open up the conference for a Q&A period. So Quintin, why don’t you begin and give us a review of the last three months?

Quintin Kneen—Gulfmark Offshore Inc—CFO

Thank you, David. As usual, Bruce, David Rosenwasser, and I will speak for about 15 to 20 minutes, and then we will open it up for questions. We will try to provide additional clarity on third quarter results, and throughout the call we will comment on our expectations for the remainder of 2012. As we indicated in the press release, results for the third quarter did not reflect the strong seasonal recovery we anticipated in the North Sea. And in a similar fashion, while we continue to anticipate a continued recovery in the US Gulf of Mexico, it was not demonstrated by the stronger sequential quarterly activity we were anticipating for the third quarter.

Quarterly revenue was $101.9 million, down 3% over the prior quarter. Looking at the remainder of 2012, we anticipate that consolidated revenue for the fourth quarter of 2012 will be between $95 million and $100 million, and therefore consolidated annual revenue of between $390 million and $395 million. On a sequential quarterly basis, revenue in the North Sea region was $41.8 million, down $3.6 million, or 8%, from the second quarter amount. For the region as a whole, the decrease in revenue was driven by a 7% decrease in the average day rate for the quarter, with utilization essentially unchanged.

However, taking a look inside the North Sea region, the UK subregion performed much better than the Norwegian subregion. Utilization for the UK subregion increased 4 percentage points, to 96%, but the average day rate slipped slightly, approximate 3%, to $19,630. In the Norwegian subregion, utilization and average day rate both dropped more sharply. Utilization dropped 10 percentage points, and the average day rate for the Norwegian subregion decreased 16%, to $20,474.

Our Southeast Asia region has always turned in solid quarterly results from a return on capital employed perspective. Revenue for the quarter was $17.6 million, up $2.6 million, or 17%, from the second quarter amount. If there’s a silver lining in the third quarter results, it’s that the average day rate for the quarter in Southeast Asia was up 5%, the first meaningful increase in quarterly average day rate in over three years. In addition, utilization increased 8 percentage points, to 89%, another solid indicator that we may have turned the corner in Southeast Asia. Similar to the recovery in the Gulf of Mexico, we expect the recovery in Southeast Asia will continue, perhaps not in the fashion demonstrated by continuous sequential quarterly improvements in revenue.

Revenue for the Americas region was $42.5 million, down 4% on a sequential quarterly basis. The decrease in revenue was across all three subregions in the Americas, the US Gulf of Mexico, Mexico, and Brazil. In the US Gulf of Mexico, the average day rate for the quarter was up 12%, a nice indicator of a strengthening market, but utilization unexpectedly fell 8 percentage points, which more than offsets the improvement in revenue that came from the increase in day rate. In Mexico, the decrease in revenue was simply due to dry docking one of the two vessels that we have in that subregion. And as result, utilization was down 22 percentage points, but no change in the average day rate.

There’s no reason to believe that Mexico won’t be back to normal in the fourth quarter. Revenue in Brazil was impacted by a decrease in utilization for two of the higher day rate vessels we have operating in that subregion. One of those vessels was off hire due to a dry dock, and the other we decided to relocate to Southeast Asia after it completed its recent contract. This brings the number of vessels we have operating in Brazil down to seven.

On a consolidated basis, operating costs were in line with our revised quarterly guidance of approximately $49 million, and consistent with our first and second quarter amounts. As we mentioned in the press release, we now anticipate approximately $34 million of dry dock expense during 2012, up from the original guidance of $29 million. Originally, we anticipated spending $5 million in the third quarter, and we ended up spending $9.5 million. Approximately $3 million of the increase was due to increasing scope of work performed, and the remainder relates to accelerating the timing of dry docks planned for the fourth quarter. Consequently, we currently anticipate spending just over $10 million on dry docks in the fourth quarter.

General and administrative expense for the quarter amounted to $14.4 million, which exceeded our expected average quarterly run rate by $2.4 million, and the excess was largely attributable to severance costs associated with our reorganization of our operations group. Looking to the fourth quarter, we anticipate that general and administrative expense for the quarter will be just over $12 million. Consolidated depreciation of $14.7 million was essentially flat sequentially and consistent with our anticipated quarterly run rate. As a result, consolidated operating income before special items was $16.4 million.

Interest expense for the third quarter was $4.3 million, which gets us at just under our originally quarterly guidance of between $4.5 million and $5 million per quarter. Interest expense for the fourth quarter will be slightly higher than the third quarter, due to additional borrowings outstanding during the quarter, and we currently anticipate interest expense to be just over $4.5 million for the quarter. The tax provision for the third quarter was approximately $600,000, or 5% pre-tax income, and was a result of truing up our year-to-date tax expense to reflect a revised anticipated annual rate for 2012 of 13% and a one-time tax benefit of $800,000 due to successfully arbitrating a UK tax claim. The reduction in the anticipated full year rate for 2012 from 17% to 13% reflects the lower anticipated profit in the Americas, which is our high tax rate jurisdiction.

As I mentioned, we have three special items in the third quarter. The first special item is an impairment charge of $900,000 on the one vessel that we have classified as available for sale. You may recall that we took an impairment charge on this same vessel in the fourth quarter of 2011. The book value of this vessel is now $1 million. Until the vessel is sold, we will continue to evaluate it at least annually for impairment. The second special item is the $1.9 million charge for the termination and severance charges associated with reorganizing our operations group. More details on these charges can be found an 8-K we filed on October 22. The last special item is the gain of $3.9 million on the sale of two vessels, one US crew boat and one US fast supply vessel. This brings to five the total of smaller US vessels that we have sold during the year.

Total proceeds from the sale of these vessels has been $41 million. And as you may recall, we invested $22.5 million in one 240-foot US PSV in January. We continue to focus on this strategy of selling the smaller US vessels and redeploying the capital into the larger deep water PSVs for the US market. Capital expenditures for the quarter amounted to $25 million, $22.5 million of which related to progress payments on the vessels under construction. During the third quarter, the two vessel sales we completed were for proceeds of approximately $17 million. All considered, cash used in investing activities during the quarter netted to $8 million.

There are currently 11 vessels that we are constructing and which will deliver over the next three years, and the total construction cost of these vessels is still estimated to be $456 million. As of September 30, we had spent approximately $156 million on these vessels, and we anticipate spending another $47 million in the fourth quarter of 2012. We anticipate spending $205 million in 2013, $38 million in 2014, and $10 million in 2015 to complete this construction program. During the quarter, we set up an escrow account to fund the construction of the US vessels. In 2009, we had to recognize a loss when a US shipyard we were working with went bankrupt in the process of building three vessels for us. This escrow arrangement is part of a structured solution allows us to obtain bank guarantees on the performance of the shipyard.

The vessels will begin to deliver in Q2 of 2013. We anticipate two vessels to be delivered in the second quarter of 2013, three vessels in Q3 2013, three vessels in the fourth quarter, and one vessel in the first quarter of 2014. And additionally, there will be one vessel in the fourth quarter of 2014 and one in the first quarter of 2015. A schedule that sets out the basic vessel specifications, estimated construction price, anticipated delivery date, and initial operating region will be included in the 10-Q for the quarter, which will be filed later today.

The funding of the vessels will be largely through cash currently on hand and cash generated by operations over the next two years, but we will also begin to utilize our revolving credit facilities. Cash on hand at quarter end was $149 million; including the $52.4 million of cash in escrow, that total is $201.4 million. All totaled, net debt total debt less cash on hand and cash in escrow, was $188.6 million at September 30. That is a decrease in net debt of $11.6 million since June 30, and it reflects the amount we spent on net capital expenditures that I mentioned a moment ago of $8 million, offset by the positive amount of cash provided by operating activities during the quarter of $21.2 million.

Subsequent to quarter end, we entered into an agreement to purchase a vessel currently operating in the North Sea. The vessel is a 2006 built UT 755 L design. The purchase price will be $28.6 million, and the transaction is anticipated to close in mid-November. On the last call, we estimated that we would finish the year with net debt between $230 million and $250 million. We continue to expect net debt, inclusive of the cash in escrow, to be in that range at year end.

To recap, at quarter end, the senior notes represented $300 million of our outstanding indebtedness. There was $50 million outstanding under our revolving credit facility, and the outstanding balance on the term loan facility was $40 million. Total outstanding indebtedness at quarter end was $390 million. Net of cash on hand and cash in escrow, the balance at quarter end was $188.6 million. Contract cover for the remainder of 2012 stands currently at 70%. Consolidated contracted revenue for the remainder of 2012 is $70 million, that’s revenue dollars. The $70 million of revenue dollars contracted for the remainder of 2012 breaks out as follows, $30 million for the North Sea, $16 million for Southeast Asia, and $24 million for the Americas. Forward contract cover for 2013 stands currently at 36%, and the total US dollar value of backlog is currently $420 million.

With that, I will transfer the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2012.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Thank you, Quintin. For some time, our focus has been on strategically developing the markets and the potential that is available in what we see as an improving marketplace around the world going forward. Much of what we are doing currently is directed to the challenges appropriate for GulfMark’s future. Third quarter did not develop as well as most expected. But recognizing softness in the North Sea and a relatively flat market in the US Gulf, we decided to increase dry dock activity, sell two vessels instead of the one we anticipated in the last call, and set in motion mobilizations and an increased focus on term charter requirements, where the benefit is going to be seen in the future.

I’m sure most of you are aware we decided to provide guidance on revenue, and in our first quarter of guidance we came in short of that guidance. We initially considered a wider range, and I’ve been questioned as to whether we would have been better off identifying a range of $100 million to $110 million, a concept we had considered. However, our goal was not to provide a convenient number, but to help identify what we thought the market could deliver. Because our goal is long-term value, not necessarily near-term targets, we will always strive for the best strategic result.

From this strategic perspective, we are encouraged by the strength in Southeast Asia, which did meet or beat expectations, and increased average day rates in the Gulf of Mexico that continued to improve, consistent with the positively developing longer term market. We see significant growth in rig activity in the majority of our operating areas. But keep in mind that announcements are ahead of start-up, and that much of the increased activity identified is coming, but not here yet. I would like to turn the call over to David Rosenwasser at this time, and let him give some detail on the items that influenced recent results and the actions we have underway around the world. I will then come back with some summary remarks on how we see the Company developing going forward.

David Rosenwasser—Gulfmark Offshore Inc—COO

Thank you, Bruce. I will take a few minutes to cover some of the specific items that influenced our most recent results. During the third quarter, we intended to mobilize a vessel out of Brazil for Asia for a potential contract there. Similar to the experience some rig operators have had clearing out of Brazil, we found the time necessary to gain clearance to leave was extended way beyond normal. Unfortunately, that delays the move, increases costs, and may delay the start of the new contract.

On the dry dock side, we have historically been very close to our dry dock estimates. We had planned on dry dock costs escalating this year; however our Brazil dockings did not fully realize the level of cost increases that we experienced. We’ve also decided to increase the scope of several of our dockings. On one particular vessel, which is slated to go on contract in Brazil in the fourth quarter, we had our port of operation identified. Because it is in a fairly remote area with limited operating support, we expanded the scope of modification significantly to allow a higher level of independent operation and reliability.

Additionally, we’ve been working with one of our engine manufacturers to reduce certain maintenance risks and overhaul costs on our newer generation green engines, and have decided to replace rather than rebuild a number of engines on vessels working in international operating locations. Finally, we agreed to move up several dry docks at the request of charterers, who anticipate much heavier vessel usage going forward, working with them to accommodate gaps between their projects. Although we still have a heavy dry dock expense in the fourth quarter, we were able to handle a significant amount of dry docks in the third quarter, spending virtually double the original plan. This equated to about 227 days out of service.

Several people have questioned why the North Sea didn’t develop as well as predicted this year. We don’t believe there’s one particular reason, but rather a number of different factors that put pressure on the market. Higher rig down time related to maintenance, fewer vessels departing for areas like Brazil, and a shorter construction season all contributed to the slowdown. We, like others, had expectations of higher activity levels based on the high fixing activity of rigs, and noted that apart from a couple of cold stack rigs, virtually all rigs in the region were under contract. A recent article identified eight more rigs active by the end of year in the North Sea than we are today, with one additional rig entering in the first quarter of ’13.

Add nine rigs and throw in some winter weather, and you can see a better rig demand overnight. As indicated previously, we did not — sorry, we did add spot exposure, hoping to benefit from a stronger summer. That didn’t materialize, so we shifted strategy, seeking out more term contract cover as winter approaches in the North Sea. Since then, we’ve added an 18-month, one year option and a 100-day plus similar option contract, reducing our spot exposure. In addition, we’ve also started looking at 2013 positions, and have extended two of the vessel contracts that expire in the first quarter of ’13 for multiple years at attractive rates. We still have two to three PSVs that will be in the spot market and three anchor handlers, one of which is in the North Sea and two currently in Africa, available on the spot.

In the Americas, there were several vessel movements during the quarter. We reduced our Brazil exposure, with one vessel completing her contract and departing for Asia, as we just mentioned. We will mobilize another vessel into the area later in Q4, when that vessel completes her upgrades. We also mobilized one vessel to Trinidad on term contract, with yet another vessel returning to the US Gulf of Mexico and going immediately on hire. Phase 2 of our 230 stretch program is underway. The first of three additional vessels has arrived at the shipyard, with the expectation that each vessel will take approximately 90 days to complete. Lastly, our 260 stretch program, which will include up to 10 vessels, is in regulatory review. Depending on contract availability, this program could start as early as Q2 ’13.

In Asia, we’ve seen a recent uptick in utilization, leading to higher quarter-over-quarter results. Generally, we are approaching the part of the year when activity trends down, but we think longer term in Asia is still recovering. Recently, we reached 100% utilization in the region, which is nice. But as we have dry dock requirements and contract roll overs, we do expect some off time in the fourth quarter and first quarter of 2013. That’s a summary overview of what we saw in the quarter. And with that, I will hand it back over to Bruce.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Thanks, David. Looking ahead, we present a better marketing position overall coming into 2013, and particularly in the second half of the year when we pick up significant benefit from new builds, as the majority of our 11 ship program delivers exactly where we want it in the height of a developing market. Several of the vessel designs enter the market ahead — or well ahead of the vessels that are likely to be marketed against them. Also ahead of mid-year 2013, we will have the second group of three vessel stretches complete and the program for extending the 10 vessel PSV class defined, as David mentioned.

2013 should be a more normalized dry dock year, with a budget that is still in process but likely to be $10 million below this year, and allowing something well above 200 additional days available for revenue generation. We may mobilize vessels for attractive contracts, but 2012 involved an unusually high an amount of mobilizations for us, partly because of the return of vessels to the post-Macondo recovering Gulf. We are focused on 2013 and the fundamentals are clearly favorable.

We have, during the course of 2012, sold a number of the aluminum vessels added as part of our 2008 acquisition. We have lost the revenue and earnings associated with those vessels, but the timing of the sales resulted in excellent sales gains. Partially offsetting the revenue loss, we did purchase one larger PSV in the Gulf of Mexico earlier in the year, and as Quintin mentioned, we now have an agreement that allows us to purchase one of the PSVs we currently manage that is on a term contract in West Africa.

Opportunistic purchases will enhance the growth that comes from our strategic new construction program. Our strong balance sheet gives us a number of options for providing return to shareholders. Investing in our fleet has always provided strong earnings growth, but in today’s world it is important that we evaluate other means of improving shareholder returns and value, as well. We have made a number of strategic moves, both to build the business and our returns in 2012. Some of those are very beneficial. Vessel sales and purchases that better position the fleet and improve the potential per vessel; increases in the new construction plan to better meet the anticipated future demand; increased day rates on term contracts throughout the year.

Remember, we have generally expect the majority of our results to come from term contracts, and the term contract developments are favorable. Although we saw flattening in the Gulf throughout the summer and in our unexpected softness in the North Sea spot market, which led to lower utilization and near-term impact to our results, these are not long-term items or strategic problems. Cost pressure is an often identified concern, but we feel we have done a good job in controlling costs. There is a focus on current negative items in Brazil, but we believe that in the long run, the area has great potential.

Softness in the North Sea should improve with more active rigs, and particularly in Norway, as the move north expands. Items that impacted dry dock cost this year will be accommodated over the longer period, and as indicated, in our general cost decisions this year we are directed towards improving earnings going forward. We look forward to 2013 with strong anticipation. Our employees have worked very hard this year to get us in the best position for the future. That effort, we know, will continue as the year progresses; and as we move forward over the next several years, we will see that benefit. And with that, we will turn it over for questions.

QUESTION AND ANSWER

Operator

Thank you, sir. We will now begin the question-and-answer session.

(Operator Instructions)

The first question we have comes from Jeff Spittel of Global Hunter Securities. Please go ahead.

Jeff Spittel—Global Hunter Securities—Analyst

Thank you. Good morning, gentlemen. I guess if we could touch on the Southeast Asian market, nice to see an uptick in day rates there, Bruce. Do we think that we are starting to see that market really turn the corner in terms of supply/demand dynamics? And notwithstanding a little bit of near-term downtime, the next few quarters, I would imagine, with rates off the peak as far as they are, that there’s still some pretty good runway to see some price escalation as we head into 2013. Is that a fair assessment?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

That’s not a bad assessment at all. I don’t expect that we’re going to see overnight improvements in the rates, and utilization may be choppy as we go through the winter period. But what you’ve seen develop is a focus that indicates that what people were saying earlier in the year about improvement in Southeast Asia appears to be coming and we now have the first quarter that defines that, and we’d like to see that continue.

Jeff Spittel—Global Hunter Securities—Analyst

Okay. And then you mentioned potentially looking at an asset in West Africa that you’re managing. Don’t want to get too carried away here, but longer term, given the vibrant dynamics in terms of the development outlook in that area of the world, could you envision maybe establishing that as another regional beachhead for GulfMark, or should we just say, look, if there’s an opportunity to pick off a few vessels, let’s leave it at that for the near-term and kind of see how that goes?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

We’ve been reasonably successful in the area where that vessel works, and we have a very good relationship with a half a dozen charters that have worked there in the last two years. I wouldn’t say we’re going to have a total West Africa focus, because I don’t think you’re going to see us be particularly involved in places such as Nigeria. But that whole coast and the East Coast of Africa are expanding, and we’re going to create a lot of opportunities. And we have vessels and equipment that are appropriate to take advantage of the things that develop in that market. So clearly, we will have a focus on expanding our marketing effort.

Jeff Spittel—Global Hunter Securities—Analyst

Thanks for the color. I will turn it back.

Operator

Next we have James West of Barclays.

James West—Barclays Capital—Analyst

Good morning, guys.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Hello.

James West—Barclays Capital—Analyst

Bruce, or maybe David, curious about the Gulf of Mexico, and you saw some short term, it looks like, utilization slippage there, yet the outlook is, at least in our minds, very robust. Could you maybe talk a little bit to the Gulf? What happened during the quarter and how you see that market progressing as we get into ’13?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I will take it from sort of 20,000 feet and then let David add the real details. But our perspective is that you had a particularly weak first quarter. People didn’t know exactly where their allocation of budget money was going to be. You had a pretty good ramp up in the second quarter. People started to grab equipment to make sure that they had the equipment that they wanted. I think you see a divergence in demand related to DP2 equipment as opposed to DP1 equipment. And you had some price pressure across the Gulf in the course of the summer when, related to hurricane season or reduced maintenance activity in comparison to the last couple of years, you didn’t have as much development of demand as you had in the second quarter; and therefore, you had some rate pressure.

I think overall, our utilization effect was more related to the changes in the dry dock schedule than it was in inability to market or charter the vessels. So I think for us, essentially, the quarter, we would call it sort of a holding pattern. We have several of the people that we’re reasonably close to we know ramp up their activity as the rigs deliver to the Gulf of Mexico at the latter stage of this year and going into next year. And if you look at the number of large deep water drilling units that come in, and I know you’re focused on that, as we go into ’13 and ’14, that’s really going to expand the deepwater side of the market. I will let David get into anything that goes beyond that.

David Rosenwasser—Gulfmark Offshore Inc—COO

Thanks, Bruce. I think you covered it really well. Just to add a little bit to that. As we got in the middle of hurricane season and some additional equipment arrived in the US Gulf, people are a little bit cautious about putting things online in the middle of the season. So in some instances, some of our clients are actually waiting to put some of that equipment online towards the end of the hurricane season. And that created a few gaps within programs. So we work with our clients to make sure that they weren’t having to carry the vessels through large gaps, but at the same time wanted to make sure that our vessels stayed on with those particular clients because of the future work that was coming. So it affected utilization a little bit. But as far as that goes, Bruce really covered the crux of it.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I don’t really want to hype the fourth quarter, if you will, but the stretch Grand Slam arrived at the shipyard this week. The module has been ready for a couple of weeks, and we’ve been waiting on the vessel’s availability. We’re clearly at very high levels of utilization today. And while the fourth quarter is relatively early, we are expecting that we are going to see some development, certainly improving utilization as we get through and handle the dry docks that we have in the fourth quarter.

James West—Barclays Capital—Analyst

Okay. That’s very helpful. And then just an unrelated follow-up from me, Bruce. You mentioned enhancing shareholder returns in your prepared comments, and you guys obviously have a pretty significant new build program underway. You’re picking off some assets here and there. But you have a stock, also, that’s trading below book value in here. Is that another use of capital, potentially, is to be buying back some stock here in the market?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I added it to my remarks, because I’m sure that it was going to be a question that somebody —

James West—Barclays Capital—Analyst

(laughter) You know me too well.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Obviously, it is appropriate for us to consider all aspects of the position of the Company. And if our stock is trading significantly below where people view that it should be, we need to look at the other options, as well as the investment in the fleet. We will continue to allocate and put specific effort in increasing the fleet and improving the fleet going forward, because that’s how and where we’ve earned our money in the past. But we have a better position and a better capacity, with the strength of our balance sheet, to look at the other options, and clearly, there’s no rush to do it; but clearly, we will focus on that as we move forward.

James West—Barclays Capital—Analyst

Okay. Thanks, guys.

Operator

Next we have Greg Lewis, Credit Suisse. Hello, Mr. Lewis?

We will proceed to the next question. It comes from Joe Gibney, Capital One.

Joe Gibney—Capital One—Analyst

Thank you. Good morning. Quintin, just a couple quick questions for you. How should we be thinking a little bit about dry docking next year, given the pull through. A little bit more aggressive stance this year. I know you’ve deemed sort of a more normal annual run rate around $20 million to $25 million in dry docking costs. Is that a reasonable ballpark to be thinking about for ’13? And also, could you just repeat the Gulf of Mexico utilization and rate metrics? I missed that earlier in the call.

Quintin Kneen—Gulfmark Offshore Inc—CFO

Certainly. We look at dry dock generally as about $24 million to $25 million per year, on average. This year was an unusually heavy year. Last year was particularly light. I actually do expect that next year we’ll be in the mid-20s. We haven’t finalized all of the dry dock plans for next year, but that’s certainly what we are looking at, at this point.

As it relates to the statistics in the Gulf of Mexico, I think you might be talking about the particular subregions, so let me grab that real quick. As it relates to the region as a whole, those are in the press release. But let me tell you what I also enumerated in my prepared remarks, and that is that the utilization in Mexico was about 22 percentage points below what it was last quarter, because we had one of the vessels under dry dock. Q4 should be back to normal without any issue, and so day rates should be the same for those two vessels and utilization back into the high 90s. Brazil was impacted by two vessels that were off. Both of those vessels are going to be either relocated to another region or back in service close to the end of the year, so we expect utilization to pick up in Brazil in the fourth quarter.

Joe Gibney—Capital One—Analyst

Okay. Then Gulf of Mexico, I think you might have referenced rates up, utilization down. I was just curious of the metrics you gave there.

Quintin Kneen—Gulfmark Offshore Inc—CFO

For the quarter, the average day rate was up 12%, but the utilization fell about 8 percentage points.

Joe Gibney—Capital One—Analyst

Okay. Helpful. And just last one for me, Bruce or David. Digging a little bit deeper on North Sea outlook, I certainly understand incremental rigs entering the market. You referenced eight more and one more beginning of ’13. We do also have a fair amount of new builds entering the market, too. I’m just curious to get your perspective, some additional color about operator willingness to mobilize assets out to other regions. That was certainly a big headwind this year, and the market not really materializing with as much pace to upward rate bias. A lot of that was Brazil oriented, but curious to get your perspective there about operator willingness to perhaps stack assets or mobilize out for other regions, because even if we have incremental rigs, we still do have a fair amount of new builds entering the market, as well.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Yes, we referenced the concept of the 8 rigs that are actually there and on contract, but not actually drilling at this point. One of them has actually gone to the field this week, but hasn’t started drilling. With that, we’ve had a slide that shows the increase in active drilling rigs in the North Sea. And if you take the fact that you didn’t have those 8, if you look forward from now until sometime in the beginning of 2015, you’re actually going to increase the active fleet by a total of 17 rigs, floating rigs, which is 53%, and you’re going to add an additional 8 jack-ups. And the same thing actually occurs with the jack-ups, there’s 2 or 3 that are not currently working that are contracted.

I think you also, if you saw the comments from Transocean related to their recent earnings release, they indicated that the rig that they have in Canada, which is a North Sea capable rig, has recently been awarded a 32-month contract, which they haven’t specified where that is, whether that continues in Canada or it may be in the North Sea. And that if they get the right contracts, that they will reactivate the Sedco 712 and the Transocean Richardson for activity in the North Sea.

So we do see a fairly significant increase in rig activity. The fact that, in the current fleet, the fact that you had 8 semis out of the activity had a pretty big effect. But there are a number of reasons. One thing about the North Sea is it’s very well identified and known, and therefore, in the spring, a lot of people looked at moving vessels to the market as opposed to moving them out of the market, because they expected so much strength. Well, those vessels aren’t going to hang around. You mentioned layup. Yes, some, a few will go into layup. But you’re already starting to see vessels find contracts in other places. DOF has recently announced that one of the anchor handlers will go to the Americas. So we will see some flow back from that. And obviously, as we see how the market develops, people will change their perspective. But most people are still anticipating a development of strength next year. So I wouldn’t expect a great number of vessels to go into layup, and people will move vessels as day rates improve in other regions. But you’ve still got pretty good term contract coverage and you’ve got some pretty strong term rates in the North Sea.

Joe Gibney—Capital One—Analyst

All right. Helpful. Thank you. I will turn it back.

Operator

Again, we have Greg Lewis of Credit Suisse. Please go ahead, sir.

Greg Lewis—Credit Suisse—Analyst

Yes. Thank you, and good morning, guys.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Good morning.

Greg Lewis—Credit Suisse—Analyst

Let’s try this again. I guess for David or for Quintin, when we think about the increase in dry docking costs in the third quarter, are you able to provide a split in terms of how much of it was maintenance overhaul costs and how much of it was pulling forward those vessels that were expected to be dry docked in Q4 beyond?

Quintin Kneen—Gulfmark Offshore Inc—CFO

Sure. Let me start and then I will hand it over to David. Just to be clear, anything that’s truly related to maintenance is expensed. Only things that are expensed in the direct operating expense line as opposed to the dry dock line. So we do differentiate that in how we classify it in the income statement. But for the third quarter, there was about $3 million that related to increases in overall scope and cost. But for the year, there will be a total of $5 million, and $2 million of that will come in the next quarter, the remainder related to moving dry docks around between Q3 and Q4.

Greg Lewis—Credit Suisse—Analyst

Okay. Perfect. And just following up on that. David, you mentioned the upgrade, the overhauling of equipment. When you think about the capital costs invested in doing these overhauls, is that a function of the boats in that region not being able to work or gone, or current day rates, or are these overhauls enabling you to earn a little bit of a premium versus maybe where the market is?

David Rosenwasser—Gulfmark Offshore Inc—COO

It depends. With respect to the vessel that we are doing the overhaul on that’s going down to Brazil, that’s actually being built to the contract specs. So given where it operates and what’s required out of the vessel for where it’s going to operate, we had to do some overhaul on the vessel. With respect to some of the upgrades, for example, on engines an so on, that relates to basically the cost of overhauls versus engine swaps, where the vessels will operate, how we can get maintenance techs or people down to the vessel in case you have an issue. So it is all kind of the long-term strategic idea of increasing utilization and making sure that our customers are happy with boats that are staying on hire.

Greg Lewis—Credit Suisse—Analyst

Okay. And then you mentioned that that boat’s going to go on work in the fourth quarter in Brazil. Are you able to disclose how long that contract is going to be for?

David Rosenwasser—Gulfmark Offshore Inc—COO

It is a multi-year contract.

Greg Lewis—Credit Suisse—Analyst

Okay. And then when we think about the seven boats that are in Brazil right now, in terms of their contract roll offs, are any of those boats rolling off the next couple quarters? And just to expand on that, we there any other boats that you have that have been long-term contracts in a specific basin, and maybe in Q4 or Q1 that potentially are going to roll off in terms of charter and then potentially mobilize to a different basin?

David Rosenwasser—Gulfmark Offshore Inc—COO

Not in Q4 or Q1, no.

Greg Lewis—Credit Suisse—Analyst

Okay. Perfect, guys. Thanks for the time.

Operator

Next we have Todd Scholl of Clarkson Capital Markets.

Todd Scholl—Clarkson Capital Markets—Analyst

Good morning, guys.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Good morning.

Todd Scholl—Clarkson Capital Markets—Analyst

Some of my questions have already been answered. But first of all, can we maybe talk a little bit more about Brazil? It sounds like some of your competitors are a little bit more constructive there. You guys are moving a vessel out of that market. Would you give us a little bit more clarity on your thoughts there? And then, in terms of the vessels that you’ve sold, when you guys sell vessels, do you put provisions in them that they cannot go back to work in the OSV space? I realize some of these are older vessels and they may not be competitive with the newer vessels that you are building or that you are looking at purchasing, but I’m just curious, do you put provisions in there that prevent them from going back to work?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

To the last question, the answer is no. We sell vessels to the best advantage and as part of a strategy. Typically when we sell a vessel, it’s not in a position where it competes back against us, and we have little or no concern with how the ultimate purchaser gets it.

As far as the perspective of Brazil, one of the concepts that you’ve noted, or has been noted as far as weakness in the North Sea, is that unlike the last perhaps 8, 10 years, you’ve not had the flow of vessels going from the North Sea to Brazil. And largely, that’s because North Sea operators are not very happy with the way the dynamics of the business is working in Brazil right now. There are a number of difficulties that vary from crewing to regulatory body effects that have made Brazil a particularly difficult area to work. And so you see that the majority of the vessels that have moved into Brazil over the course of the last year-plus have been from operators with little or no experience in Brazil and coming farther and farther afield, the most recent ones from Asia. That will turn. The last couple of tenders we’ve seen more interest by some of our competitors and by North Sea operators. And that market, like any other, has its fluctuations, and that concept is sometimes you have to grit your teeth and live with what’s there when you have longer-term contracts. But there are times and periods when Brazil works very well. And it’s got a tremendous amount of future, so it’s a market that one doesn’t ignore. But we’ve not seen very significant moves into Brazil by any of our competitors. Typically, the major competitors have been reducing their position in the near-term.

Todd Scholl—Clarkson Capital Markets—Analyst

You mentioned some competitors coming from afar moving into Brazil, which is kind of their first foray there. Is this part of the reason, do you think, that maybe you’ve seen some strength in the Asia-Pacific region is some of these vessel operators there potentially positioning themselves to move into Brazil?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I think that there is strength in a number of markets that’s allowing vessels to relocate. All of the markets are generally requiring better technology, and that’s typically — that’s drawing vessels that have higher capabilities. And as there are fewer of those against the number of lower technology vessels in the marketplace, that creates some bifurcation in rates and in demand that improves the demand for operators that have highly reliable, highly qualified technical vessels.

Todd Scholl—Clarkson Capital Markets—Analyst

Okay. Just one more quick one, if I can. You may have mentioned this one, but I don’t think so. On your dry docking days that you pulled forward into the third quarter, can you give us a breakdown of incremental dry docking by region? So which region saw the most incremental dry docking that wasn’t planned?

David Rosenwasser—Gulfmark Offshore Inc—COO

We had several vessels. One and a half, if you will, out of the Americas; one out of Southeast Asia; and one out of the North Sea were all moved from Q4 into Q3

Todd Scholl—Clarkson Capital Markets—Analyst

Okay. So it was pretty evenly split?

David Rosenwasser—Gulfmark Offshore Inc—COO

Yes.

Todd Scholl—Clarkson Capital Markets—Analyst

Okay. Thank you.

Operator

The next question we have comes from Trey Stolz of IBERIA Capital Partners.

Trey Stolz—IBERIA Capital Partners—Analyst

Good morning, guys. Thanks for taking the questions. I guess the first one, continue on the bifurcation theme, in the Gulf of Mexico in particular, with the additional dry docking upgrades and all we’re seeing, where do you stand with DP1 versus DP2 in that market?

David Rosenwasser—Gulfmark Offshore Inc—COO

The only DP1 vessels that we have in the US Gulf are our aluminum hull vessels. All of the remaining vessels are steel hull, and they’re all DP2.

Trey Stolz—IBERIA Capital Partners—Analyst

Okay. And how many would that be?

David Rosenwasser—Gulfmark Offshore Inc—COO

Total number of vessels in the US Gulf right now is 17, and 2 of those are aluminum hull.

Trey Stolz—IBERIA Capital Partners—Analyst

Okay. All right. And the anchor handlers, I think I caught that the two in West Africa that had been working on a contract, they are now operating in the spot market, did I hear that correctly?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Yes. They both completed contract at the latter stages of September, but they both had dry docks due, so they both start short-term contracts this next week, actually.

Trey Stolz—IBERIA Capital Partners—Analyst

Got you, and —

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

(multiple speakers) — short-term market.

Trey Stolz—IBERIA Capital Partners—Analyst

And how are rates there in that short-term or spot market, and what are the prospects for contracts of those vessels going forward?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I’d have to get the North Sea marketing guys to give you an explanation there. It is a lengthy discussion. There are a number of projects that provide good opportunities. The spot market rates are somewhat inconsistent, because of the fact that sometimes you mobilize pretty good way and a good part of the cost is that they are paying you full day rate when they mobilize it from one country to the next. But the rates that we are getting right now after taxes and discounting mobilizations, et cetera, are pretty similar to what the vessels were getting on term charter.

There are a couple of projects that people have been focusing on, but they don’t necessarily always start exactly when you expected it. Taking this short-term job that the boats are on, we thought we were losing potential of a long-term charter, but that in fact has pushed back past the first of the year. So it is hard to describe. It is a market that ebbs and flows, but West Africa is always the area of great potential.

Trey Stolz—IBERIA Capital Partners—Analyst

Great. Okay. Thanks, Bruce. And then with — it sounds like the inclination is to go ahead with the stretches sooner rather than later. Can you remind us then what the numbers are with the 230 program versus 260 program?

David Rosenwasser—Gulfmark Offshore Inc—COO

Yes. The 230 program, we’ve done three already. Those vessels have been in the market for a while now and doing very well. Given the success of that, we announced the second phase of the 230 program, which includes three more vessels, for a total of six vessels. We haven’t moved up that program. That program is on schedule, if you will. Three vessels that, as Bruce mentioned earlier, start basically today. The first module is ready; second and third modules are under construction. The 260 program is under regulatory review, and we hope — and we’ll be able to start that as early as Q2. It will really be a factor of when we can get those vessels available, those vessels on contract and working, and so we will have to work with charters on availability as we go through 2013.

Trey Stolz—IBERIA Capital Partners—Analyst

How many would be eligible for the —? (multiple speakers)

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

We haven’t done any pricing until we get the final regulatory responses back, because we have to know exactly what it is. We have in our mind what the economics of the 260s will be, but we expect that the result will be fairly similar to what we saw on the earnings growth potential and potential on the 230s, but it is way too early for us to give you numbers.

David Rosenwasser—Gulfmark Offshore Inc—COO

Those stretch programs are relatively straightforward, in the sense that we’re not replacing any machinery. All of those vessels are currently DP2. They’re new generation diesel electric vessels. So the modifications for the 230 class is very similar to the 260 Class, and we hope, again as Bruce mentioned, it will depend on the total scope of work for the 260s, but we hope the time frames are about the same, which is about 90 days per vessel.

Trey Stolz—IBERIA Capital Partners—Analyst

And how many are eligible for the 260 program?

David Rosenwasser—Gulfmark Offshore Inc—COO

10. 10 vessels.

Trey Stolz—IBERIA Capital Partners—Analyst

All right. By similar results, the 230, does that imply a 50% bump up in day rate? Is that what you are still seeing on the 230s that have come out?

David Rosenwasser—Gulfmark Offshore Inc—COO

Again, as Bruce mentioned, the economics are still under review and we will see what it’s going to cost us to stretch them, but we expect very good impact, and that’s the whole reason we are evaluating the program.

Trey Stolz—IBERIA Capital Partners—Analyst

Got you. And one last quick one. Quintin, you were talking way too quick for my ability to write on the schedule and the new build entries. I guess the short question, just to help me out here, has there been any slippage since the last update on the schedule you just gave us?

Quintin Kneen—Gulfmark Offshore Inc—CFO

No, there hasn’t been. And just so you know, we will file that with the Q later today, so that will be presented in tabular format for you, as well.

Trey Stolz—IBERIA Capital Partners—Analyst

All right. Great. Thanks, guys.

David Rosenwasser—Gulfmark Offshore Inc—COO

Thank you.

Operator

Next we have Bill Dezellem with Tieton Capital Management. Please go ahead, sir.

Bill Dezellem—Tieton Capital Management—Analyst

Thank you. You referenced a vessel that you are in process of purchasing that you anticipate closing in November. Would you please provide more details behind that transaction in both your strategic thinking and if there’s anything short-term that’s relevant?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I don’t know that there’s anything short-term that’s relevant. It is a vessel that we oversaw the completion of construction. We’ve managed it for several years. It is on a term contract. All of those factors allowed us to have a pretty good identification of the value and the ability of the vessel to generate earnings. It is a 755-L design, UT 755-L design, has very good deck and under deck capacities. It is a very popular design, and the company that we manage for has recently sold two other units at similar levels to one of our competitors. So I would say it is just an opportunistic purchase that we had the opportunity, because we are the managers, to add, to pick up.

Bill Dezellem—Tieton Capital Management—Analyst

And how would you characterize the economics on this transaction versus the new builds that you are doing or the stretch program?

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

The stretch program is pretty obvious, very high returns. This is something that, obviously, since we know the contract terms, we know what the option rates are going forward. The advantage to us is that it provides you similar opportunity as the same vessels that we are building the 755-L. So the economics on the longer term are very similar. The near-term, as we get an immediate earnings position because the vessel is on contract, and we are comfortable with the day rate.

Bill Dezellem—Tieton Capital Management—Analyst

Thank you.

Operator

Next we have Matt Beeby of Williams Financial.

Matt Beeby—Williams Financial—Analyst

Thanks. Good morning, guys.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

Good morning.

Matt Beeby—Williams Financial—Analyst

Most of my questions have been addressed, but I did want to ask on the operating expense line. It has been pretty consistent this year. Is there any color that you guys could provide? I know maybe for next year it is a little bit of a stretch, you’re probably going through the budgeting process now, but maybe in the next couple of quarters, are you seeing maybe inflation regionally that you could talk about in a little bit more detail?

Quintin Kneen—Gulfmark Offshore Inc—CFO

As you probably guess, we are the process of finalizing a bottoms up budget for the entire company, and obviously, that impacts our estimates. But next year, we are going to have new vessels coming online, new larger vessels, and so that’s going to step up the cost. I would expect that for Q4, we’re still going to maintain that $49 million per quarter run rate. I wouldn’t be surprised if that increases throughout 2013, as we do have general cost increases and as we deliver the new vessel builds.

Matt Beeby—Williams Financial—Analyst

And then Quintin, on a per vessel basis, maybe what’s the incremental expense associated with some of those newer vessels? I know several of those are probably going to be for the North Sea. Can you talk about the costs for those relative to what you’re seeing now for your existing fleet in the North Sea?

Quintin Kneen—Gulfmark Offshore Inc—CFO

Well, I would imagine that they are going to come in on the higher end, because they are larger vessels for us. So as a result, I would see that as creeping up generally. But let us get back to you when we do our full 2013 guidance, when we do the fourth quarter call.

Bruce Streeter—Gulfmark Offshore Inc—CEO, President

I think it is a little early to talk about the cost guidance. Remember, when you deliver new vessels, you don’t have the R&M costs at the level that you do once the vessel is worked in. So we need to develop the model. But I don’t necessarily think that you are going to get significant incremental changes going into ’13 from where we are in 2012. But it is too early for us to do that.

Matt Beeby—Williams Financial—Analyst

Okay. Thanks, guys.

Operator

It appears we have no further questions at this time. We will go ahead and conclude today’s question-and-answer session. I would now like to turn the conference back over to Mr. Butters for any closing remarks. Sir?

David Butters—Gulfmark Offshore Inc—Chairman

Thank you, Michael. And thank you all for joining us. We appreciate your interest in the Company and look forward to another meeting when we report the year-end results. So thank you very much for joining us.

Operator

And we thank you, sir, and to the rest of the management for your time. We thank you all for attending today’s conference call. The conference is now concluded. At this time, you may disconnect your lines. Thank you and have a great day, everyone.